SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                February 28, 2006

                Date of Report (Date of earliest event reported)


                           HIRSCH INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)


        Delaware                     0-23434                11-2230715
(State or other jurisdiction  (Commission File Number)     (IRS Employer
    of incorporation)                                   Identification Number)



                             200 Wireless Boulevard
                            Hauppauge, New York 11788


                                 (631) 436-7100
              (Registrant's telephone number, including area code)


                                Page 1 of 2 Pages
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Section 1 REGISTRANT'S BUSINESS AND OPERATIONS
Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.


     On February 28, 2006, Beverly Eichel, entered into an employment agreement with the Company (the "Agreement") to continue her employment as the Company's Executive Vice President - Finance and Administration Chief Financial Officer. The Agreement became effective as of February 1, 2006, has a term of two years and provides for the payment of a base annual salary during the first year of the term of Two Hundred Seventy Five Thousand ($275,000) Dollars and during the second year of the term of Two Hundred Ninety Thousand ($290,000) Dollars. Ms. Eichel is also entitled to participate in the Company's employee benefit programs and to receive bonuses under the Company's annual incentive plan for key executive employees (the "Incentive Plan"). The Agreement also provides for severance payments to be paid to Ms. Eichel should the Agreement be terminated
(a) prior to the expiration of its term due to Ms. Eichel's death or disability;
(b) if the Company commits a material breach of the Agreement which is not cured within the time frame set forth therein; and (c) prior to or concurrent with the expiration of the term, the Company fails to offer Ms. Eichel employment with the Company as Executive Vice President-Finance on substantially the same terms and conditions set forth in the Agreement. Upon the triggering of the severance payment obligation, the Company shall pay Ms. Eichel her regular base salary for a period of six months following termination. In addition, the Company is required to pay Ms. Eichel a pro-rata portion of the amount, if any, she would have been entitled to receive under the Incentive Plan established for senior executive officers.

Section 9 FINANCIAL STATEMENT AND EXHIBITS
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     Exhibit No. Description

     99.1 Employment Agreement of Beverly Eichel dated as of February 1, 2006


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HIRSCH INTERNATIONAL CORP.

                                   By: /s/Paul Gallagher
                                       --------------------------------------
                                       Paul Gallagher
                                       President and Chief Executive Officer

Dated:  March 2, 2006